EX-99.1

MAM Software Reports Fiscal First Quarter Results

Delivers Steady Growth in Revenues and Profitability

BLUE BELL, Pa., November 13, 2018 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"`), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its first fiscal quarter ended September 30, 2018, through the filing on November 13, 2018 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except per share data)	For the Three Months Ended September 30,
	2018	2017
Net revenues	$9,300	$8,638
Gross profit	$5,235	$4,831
Operating income	$1,605	$1,527
Income before provision for income taxes	$1,514	$1,423
Net income	$1,211	$1,114
Earnings per share attributed to common stockholders – basic and diluted	$0.10	$0.09

Michael Jamieson, MAM's President and Chief Executive Officer commented, "Our first quarter financial results were in-line with our expectations and reflect the strength of our business model and the health of our balance sheet. We continue to grow our top line revenue and generate solid profitability and strong cash flow for reinvestment back into our business, while also returning a portion to our stockholders in the form of a share repurchase program. We are encouraged by the solid start to fiscal year 2019 and remain on track to achieve our financial guidance for the full year.”

Jamieson added, "We also continued to make significant investments in our products, including VAST Online and our DaaS products, and I am very pleased with the progress that we have made during the first quarter."

First Quarter Highlights:

●	Net revenues of $9.3 million were up 7.7% compared to $8.6 million for the same period last year. On a constant currency basis, revenues were up 8.0% over the same period last year.

●	Recurring revenues were 82.5% of total revenues compared to 82.0% of total revenues for the same period last year.

●	Total Software as a Service (SaaS) revenues increased 15.4% year-over-year but decreased 0.7% sequentially. On a constant currency basis, SaaS revenue increased 2.5% sequentially.

●	Operating income was $1.6 million, or 17.2% of revenues, compared to $1.5 million, or 17.7% of revenues, for the same period last year.

●	Net income was $1.2 million compared to $1.1 million in the same period last year.

●	Adjusted EBITDA* was $1.9 million, or 20.5% of revenues, compared to $1.8 million, or 20.4% of revenues, for the same period last year.

First Quarter Financial Results:

Net revenues were $9.3 million for the quarter ended September 30, 2018, as compared to $8.6 million for the same period last year, an increase of $662,000 or 7.7%. On a constant currency basis, revenue increased 8.0% over the same period last year.

Recurring revenue for the quarter was $7.7 million, or 82.5% of total revenue, an increase of $586,000 or 8.3%, as compared to $7.1 million, or 82.0% of total revenue, for the first quarter last year. Sequentially, recurring revenue decreased $51,000, or 0.7%, as compared to $7.7 million, or 81.0% of total revenue, in the fourth quarter of fiscal year 2018. On a constant currency basis, recurring revenue increased 2.3% sequentially.

Total Software as a Service (SaaS) revenue for the quarter was $3.0 million, an increase of $398,000 or 15.4%, year-over-year, but a decrease of $22,000, or 0.7%, sequentially when compared to the fourth quarter of fiscal year 2018. On a constant currency basis, total SaaS revenue for the quarter increased by 2.5% sequentially. The increase in the SaaS revenue was primarily attributable to a 5.6% increase in Autowork Online (SaaS) revenue for the quarter to $1.6 million, and a 29.6% increase in Autopart Online (SaaS) revenue for the quarter to $1.4 million.

Total Data as a Service (DaaS) revenue for the quarter was $2.5 million, an increase of $155,000, or 6.7%, year over year, and a decrease of $78,000, or 3.1%, sequentially when compared to the fourth quarter of fiscal year 2018. On a constant currency basis, DaaS revenue was about flat sequentially.

Gross profit for the quarter was $5.2 million, or 56.3% of total revenue, an increase of $404,000, or 8.4%, as compared to $4.8 million, or 55.9% of total revenue, for the same period last year.

Operating expenses for the quarter increased by $326,000 to $3.6 million, an increase of 9.9%, as compared to $3.3 million for the same period last year. The increase was primarily the result of increased R&D expenses in support of new client developments, increased general and administrative expenses primarily due to timing of professional fees, increased sales and marketing expenses due primarily to new employees.

Operating income for the quarter increased by $78,000, or 5.1%, to $1.6 million, as compared to $1.5 million for the same period last year.

Interest expense for the quarter decreased by $13,000, or 12.5%, to $91,000, as compared to $104,000 for the same period last year primarily due to reductions in the outstanding debt balance.

Net income for the quarter was $1.2 million, or $0.10 per basic and diluted share, as compared to net income of $1.1 million, or $0.09 per basic and diluted share, for the same period last year.

Balance Sheet and Other Financial Highlights

●	As of September 30, 2018, the Company had $4.2 million in cash after capital expenditures and capitalized software development costs of $446,000 for the quarter.
●	As of September 30, 2018, the Company had $6.1 million of debt outstanding under its credit facility.
●	Stockholders' equity increased 10.6% from $13.5 million at June 30, 2018 to $14.9 million at September 30, 2018.
●	As of September 30, 2018, there were 12.6 million shares of common stock outstanding.

Share Repurchase Plan

As of November 13, 2018, the Company repurchased 32,750 shares at an average price of $7.63 per share under its previously announced $2.0 million share repurchase plan.

Business Outlook

The Company reiterated is expectations for continued revenue growth during fiscal 2019 of approximately 10% and continuing improvement in profitability with 2019 Adjusted EBITDA* in the range of $6.2 million to $6.7 million, on a constant currency basis. The Company also expects to invest approximately $7.0 million in Research and Development, including capitalized software development costs.

Conference Call Information

The Company has scheduled a conference call for Wednesday, November 14, 2018, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●     United States:     1-877-830-2598

●     UK/international:     1-785-424-1877

●     U.K. toll free:      0 808 101 1183

A replay will be available until December 5, 2018 by calling 1-844-512-2921 (United States) or 1-412-317-6671 (UK/international). Please use pin number 132144 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30,	June 30,
	2018	2018

ASSETS
Current Assets
Cash and cash equivalents	$4,205	$4,171
Accounts receivable, net of allowance of $227 and $224, respectively	5,217	5,010
Inventories	164	170
Prepaid expenses and other current assets	1,445	1,270
Income tax receivable	100	-
Total Current Assets	11,131	10,621

Property and Equipment, Net	470	480

Other Assets
Goodwill	8,201	8,280
Intangible assets, net	540	568
Software development costs, net	9,696	8,889
Deferred income taxes	1,396	1,251
Other long-term assets	590	545
TOTAL ASSETS	$32,024	$30,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,460	$1,318
Accrued expenses and other liabilities	1,222	1,201
Accrued payroll and related expenses	1,669	2,146
Current portion of long-term debt	2,022	1,811
Current portion of deferred revenue	2,712	1,885
Sales tax payable	876	910
Income tax payable	878	669
Total Current Liabilities	10,839	9,940

Long-Term Liabilities
Deferred revenue, net of current portion	879	1,146
Deferred income taxes	756	789
Income tax payable, net of current portion	232	232
Long-term debt, net of current portion	4,061	4,581
Other long-term liabilities	309	426
Total Liabilities	17,076	17,114

Commitments and Contingencies

Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000 shares authorized, 12,606 shares issued and 12,596 shares outstanding at September 30, 2018, and 12,593 shares issued and 12,588 shares outstanding at June 30, 2018	1	1
Additional paid-in capital	14,976	14,768
Accumulated other comprehensive loss	(3,408)	(3,236)
Retained earnings (accumulated deficit)	3,434	2,003
Treasury stock at cost,10 and 5 shares at September 30, 2018 and June 30, 2018, respectively	(55)	(16)
Total Stockholders' Equity	14,948	13,520
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,024	$30,634

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended
	September 30,
	2018	2017
Net revenues	$9,300	$8,638
Cost of revenues	4,065	3,807
Gross Profit	5,235	4,831

Operating Expenses
Research and development	1,215	1,003
Sales and marketing	773	753
General and administrative	1,585	1,490
Depreciation and amortization	57	58
Total Operating Expenses	3,630	3,304

Operating Income	1,605	1,527

Other Income (Expense)
Interest expense, net	(91)	(104)
Total other expense, net	(91)	(104)

Income before provision for income taxes	1,514	1,423

Provision for income taxes	303	309

Net Income	$1,211	$1,114

Earnings per share attributed to common stockholders – basic	$0.10	$0.09
Earnings per share attributed to common stockholders – diluted	$0.10	$0.09

Weighted average common shares outstanding – basic	12,145	11,816
Weighted average common shares outstanding – diluted	12,202	11,871

Net Income	$1,211	$1,114
Foreign currency translation gain / (loss)	(172)	265
Total Comprehensive Income	$1,039	$1,379

MAM SOFTWARE GROUP, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended
	September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,211	$1,114
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	15	12
Depreciation and amortization	126	142
Amortization of debt issuance costs	9	11
Deferred income taxes	(46)	184
Stock-based compensation expense	181	97

Changes in assets and liabilities:
Accounts receivable	(198)	652
Prepaid expenses and other assets	(91)	(7)
Income tax receivable	(100)	169
Accounts payable	152	(205)
Accrued expenses and other liabilities	(440)	(87)
Income tax payable	(55)	126
Deferred revenues	233	32
NET CASH PROVIDED BY OPERATING ACTIVITIES	997	2,240

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(30)	(42)
Capitalized software development costs	(416)	(630)
NET CASH USED IN INVESTING ACTIVITIES	(446)	(672)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(317)	(400)
Repayment of contingent consideration	(86)	-
Repurchase of common stock for treasury	(39)	-
Common stock surrendered to pay for tax withholding	(9)	-
NET CASH USED IN FINANCING ACTIVITIES	(451)	(400)

Effect of exchange rate changes	(66)	10
Net change in cash and cash equivalents	34	1,178
Cash and cash equivalents at beginning of period	4,171	1,260
Cash and cash equivalents at end of period	$4,205	$2,438

MAM SOFTWARE GROUP, INC.

Calculation of Adjusted Earnings before Interest,

Taxes, Depreciation and Amortization (Non-GAAP)

(Unaudited)

(In thousands)

	For the Three Months Ended September 30,

	2018	2017

Net income (GAAP)	$1,211	$1,114
Interest expense, net	91	104
Provision (benefit) for income taxes	303	309
Depreciation and amortization	126	142
Non-cash stock compensation	181	97
Adjusted EBITDA (Non-GAAP)	$1,912	$1,766